BlackRock MuniYield Investment Fund (the, “Registrant”)

77(I)
Terms of new or amended securities

A copy of (i) the Registrant's Amendment to the Certificate of Designation Dated May 17, 2011 Establishing and Fixing the Rights and Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares filed with the Secretary of the Commonwealth of Massachusetts on June 20, 2012 (the "Certificate of Amendment") and (ii) the Registrant’s Series W-7 Variable Rate Demand Preferred Shares Notice of Special Rate Period dated June 20, 2012 and filed with the Registrant's books and records (the "Notice of Special Rate Period") are attached under sub-item 77Q1(a).

The Certificate of Amendment contains a description of amendments to the Registrant's Certificate of Designation Establishing and Fixing the Rights and Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares.  The Notice of Special Rate Period contains a description of the terms of the Series W-7 Variable Rate Demand Preferred Shares that is applicable during the Special Rate Period (as defined therein).